EXHIBIT 10.36
DEX ONE CORPORATION

SEVERANCE PLAN—SENIOR VICE PRESIDENT

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

(Effective as Amended October 14, 2010)
     This document describes the benefits available under the Dex One Corporation Severance Plan—Senior Vice President (formerly known as the R. H. Donnelley Corporation Severance Plan — Senior Vice President)(the “SVP Plan”). The SVP Plan replaces and supersedes the R. H. Donnelley Executive Severance Policy, the R. H. Donnelley Employee Continuity Plan, the Dex Media, Inc. Management Separation Plan, the Special Transitional Leave of Absence Program for Dex Media and any other plan or program (excluding Employment Agreements, as defined in Section 4.5.6) of the Employer that purports to provide severance or separation pay or benefits to employees at the level of Senior Vice President or above. Dex One Corporation (the “Company”) has established the SVP Plan to provide benefits to certain employees (hereinafter an “Employee” or, collectively, “Employees”) of the Company and its Affiliates (hereinafter collectively referred to as the “Employer”) in the event of termination of their employment under the circumstances described in the SVP Plan. The SVP Plan is effective as amended on October 14, 2010, and shall continue in effect (as it may be further amended from time to time as herein provided) until terminated as hereinafter provided.
1. PURPOSE OF THE SVP PLAN
     The purpose of the SVP Plan is to provide income to Employees who become eligible to participate in the SVP Plan pursuant to Section 3.1 (hereinafter “Participant” or, collectively, “Participants”) while seeking and/or transitioning to new employment. The SVP Plan is a welfare benefit plan and this document is intended to constitute both a severance pay plan and its related summary plan description (“SPD”) under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits payable under the SVP Plan shall constitute unfunded general obligations of the Employer payable from its general assets, and the Employer shall not be required to establish any special fund or trust for purposes of paying benefits under the SVP Plan. Benefits under the SVP Plan are not payments for past services. The SVP Plan is available only to Participants who meet all eligibility requirements as defined herein, and is not available to any other Employees of the Employer.
2. PLAN ADMINISTRATOR
     2.1. Designation. The Company’s Employee Benefits Committee shall serve as the administrator of the SVP Plan (the “SVP Plan Administrator”) for all purposes, including serving as named fiduciary of the SVP Plan under ERISA. Contact information for the SVP Plan Administrator is included in the SVP Plan Information section of this SVP Plan. Any member of the Employee Benefits Committee shall recuse himself or herself from consideration of the application of this SVP Plan to them.
     2.2. Authority. The SVP Plan Administrator, in its sole and absolute discretion, may adopt such rules, regulations, and bylaws and make such decisions as it deems necessary or desirable for the proper administration of the SVP Plan. The SVP Plan Administrator shall have sole and absolute discretionary authority to determine eligibility for benefits, to interpret the provisions of the SVP Plan, to make all determinations required or permitted under the SVP Plan, and to take such other actions as it deems appropriate. Determinations of the SVP Plan Administrator shall be conclusive and binding upon all affected persons, and there shall be no appeal from any ruling by the SVP Plan Administrator that is within the SVP Plan Administrator’s authority, except as provided in this SVP Plan. When making a determination or calculation, the SVP Plan Administrator shall be entitled to rely upon information furnished by the Employer’s employees and agents. The SVP Plan Administrator may delegate certain administrative duties under the SVP Plan to personnel within the Human Resources or Finance functions of the Employer as it deems appropriate.
3. ELIGIBILITY AND PARTICIPATION
     3.1. Eligibility Requirements. An Employee shall become a Participant in the SVP Plan if all of the following criteria are met:
(a)	Immediately prior to the date of an Employee’s termination of employment (the “Termination Date”), the Employee is a regular, full-time employee of the Employer either (i) serving in a position of Senior Vice President, or a more senior position, in either case with a direct reporting relationship to the Chief Executive Officer of the Company, or (ii) has otherwise been determined by the Employer to be a Section 16 officer, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (an Employee satisfying the eligibility requirements of clause (i) or (ii) above shall be referred to hereinafter as an “SVP”);

(b)	The Employee’s employment is terminated either:
(i)	By the Employer for reasons other than “Cause” (as defined in Section 4.5.4); or

(ii)	By the Employee for “Good Reason” (as defined in Section 4.5.5);
(c)	The Employee promptly returns all property of the Employer and pays all amounts, if any, that the Employee owes to the Employer or agrees to have all such amounts deducted from the Severance Benefits to be paid under the SVP Plan;

(d)	The Employee timely executes and returns a general release in such form and containing such terms and conditions as may be required by the Employer (the “General Release”), does not revoke such release within the time permitted under applicable state or federal law, and reaffirms in writing in the General Release his or her obligations under any existing agreements or commitments concerning non-competition, non-solicitation, non-disparagement, confidentiality, trade secrets and intellectual property (collectively, “Employer Protection Obligations”); provided that if the Employee is not bound by such Employer Protection Obligations as of the Date of Termination, the Employer may require that the General Release include Employer Protection Obligations to which it requires newly-hired SVP’s to commit prior to their employment with Employer; and

(e)	The Employee is not in one of the excluded categories listed below.
     3.2. Eligibility Exclusions. The following categories of Employees shall not be eligible to participate under the SVP Plan:
(a)	Any Employee who does not satisfy the eligibility criteria set forth in Section 3.1;

(b)	Any Employee who voluntarily terminates his or her employment, except under circumstances that constitute “Good Reason” or is terminated by Employer for Cause;

(c)	Any Employee who is subject to an Employment Agreement; or

(d)	Any Employee whose employment is terminated due to retirement, death or disability.
     3.3. Loss of Eligibility. Any Participant who the SVP Plan Administrator determines: (a) violates an Employer Protection Obligation or otherwise violates any of the terms and conditions of the General Release executed by the Participant, or (b) violates any of the terms and conditions of any other material agreement between Participant and the Employer, or (c) otherwise engages in conduct that may adversely affect the Employer’s reputation or business relations shall lose his or her eligibility to participate in the SVP Plan, and shall be liable for reimbursing the Employer for any Severance Benefits previously received by him or her pursuant to the SVP Plan.
     3.4. Reservation of Employer Rights. Neither this SVP Plan nor any action taken hereunder shall be construed as: (i) giving any Employee the right to continue in the employ of the Employer, (ii) interfering in any way with the absolute, unfettered right of the Employer to terminate any Employee’s employment at any time for any reason, whether for cause or otherwise, or with or without notice, or (iii) giving any Employee any right to be eligible for Severance Benefits under this SVP Plan or otherwise, other than strictly in accordance with the eligibility provisions and other terms and conditions of this SVP Plan.

4. SEVERANCE BENEFITS
     4.1. Regular Severance Benefits. A Participant under Section 3.1 shall be entitled to receive Severance Benefits as described in this Section 4.1 (“Regular Severance Benefits”), unless the Termination Date occurs within two (2) years following a Change in Control, as defined in Section 4.2, subject to the terms and conditions of the SVP Plan, as follows:
Regular Severance Benefits

		Benefit	Bonus for Year of
		Continuation/COBRA	Separation under
Position	Cash Severance	Supplement	Employer Bonus Plan
Participant—SVP	Lump sum payment equal to 78 weeks (“Regular Severance Period”) of pay, plus one and one-half times target bonus (in aggregate, “Cash Severance”).
•   Employer will reimburse Participant for the difference, if any, between (a) the total cost paid by Participant for continuing health benefits under COBRA and (b) the active employee rate for the same health benefits elected by Participant under COBRA, for up to 18 months, but such reimbursement shall cease upon an Employee otherwise becoming eligible for health benefits (“COBRA Supplement”).
If Participant has worked at least 90 days of the current calendar year at the Termination Date, prorated bonus will be payable based upon actual performance for the entire performance period at such time as bonuses are otherwise paid (“Pro Rata Bonus Payout”).

•   Employer will pay premiums to continue basic life insurance for up to 18 months, but such coverage shall cease upon an Employee otherwise becoming eligible for such benefit (“Life Insurance Continuation”).

     4.2. Severance Benefits upon a Change in Control. In lieu of Regular Severance Benefits described in Section 4.1 above, a Participant shall be entitled to receive Severance Benefits as described in this Section 4.2 (“Change in Control Severance Benefits”) if the Termination Date occurs within two (2) years following a Change in Control, subject to the terms and conditions of this SVP Plan, as follows:
Change in Control Severance Benefits

		Benefit	Bonus for Year of
	Salary Continuation	Continuation/COBRA	Separation under
Position	or Cash Severance	Supplement	Company Bonus Plan
Participant—SVP	Lump sum payment equal to 104 weeks (“Change in Control Severance Period”) of pay, plus two times target bonus, as Cash Severance.	• Employer will provide the COBRA Supplement for up to 18 months. • Employer will provide Life Insurance Continuation for up to 18 months.	If Participant has worked at least 90 days of the current calendar year at the Termination Date, Employer will provide a Pro Rata Bonus Payout.
4.2.1	Change in Control Defined.

(a)	For purposes of determining whether Change in Control Severance Benefits are payable, a Change in Control shall mean the occurrence of any of the following events:
(i)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)	During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	The shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 30% of the combined voting power of the Company’s then outstanding securities; or

(iv)	The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and all other required governmental approvals of such transaction have been obtained.
(b)	For purposes of this SVP Plan, if a Participant’s Termination Date occurs after the commencement of negotiations with a potential acquiror or business combination partner but prior to an actual Change in Control, and an actual Change in Control with such acquiror or business combination partner occurs within one year after such Participant’s Termination Date, the Termination Date shall be deemed to occur within two years following a Change in Control and such Participant shall be entitled to Change in Control Severance Benefits under Section 4.2.
     4.3. Health Plan Continuation. A Participant’s current health coverage provided under the Employer’s group health plan, in effect at the Termination Date, shall terminate on the last day of the month in which the Termination Date occurs in accordance with the terms of the Employer’s group health plan. Under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), upon termination of employment, an employee has certain coverage continuation rights. If a Participant makes an election to exercise his or her COBRA rights, the Participant and his or her dependents shall be responsible for paying the maximum permitted cost under COBRA for any continued coverage under the Employer’s group health plans, which are elected pursuant to COBRA, subject to any reimbursement by the Employer as provided in Sections 4.1 and 4.2. Any changes that occur during the Severance Period that impact active employees, including rate changes, will also apply to the Participant’s Severance Benefits under this Plan. At the conclusion of the Severance Period and for the remainder of the period of COBRA eligibility, the Participant will be responsible for paying the maximum permitted cost under COBRA for any continued coverage elected under COBRA.
     4.4. Other Benefit Plans. All Participants will cease to be Employees on their Termination Dates and will no longer be eligible to participate in any welfare or retirement plans maintained by the Employer, except as otherwise provided in such plans, or as required by applicable law.
     4.5. Definitions and Applications. For purposes of calculating Severance Benefits under this Section 4, the following definitions or applications shall be used.
          4.5.1 Week of Pay. In determining Cash Severance under Sections 4.1 or 4.2, and for purposes of Section 5.5.1, a “week of pay” shall be defined, as the Participant’s annual base salary for one year’s service at the rate in effect immediately preceding (a) in the case of involuntary termination by the Employer, any notice from the Employer to the Participant of his or her involuntary termination, or (b) in the case of a termination of his or her employment by Participant for Good Reason, the first incidence of a condition giving rise to such Good Reason, in each case, divided by 52.

          4.5.2 Bonus. Reference to bonus or to a bonus plan means the Participant’s participation in the Employer’s annual cash incentive plan applicable to the Participant, if any, subject to the terms and conditions in effect immediately preceding (a) in the case of involuntary termination by the Employer, any notice from the Employer to the Participant of his or her involuntary termination, or (b) in the case of a termination of his or her employment by Participant for Good Reason, the first incidence of a condition giving rise to such Good Reason. Nothing in this SVP Plan creates any obligation of the Employer to create or maintain any such bonus or bonus plan.
          4.5.3 Affiliate. As used in this SVP Plan, reference to Affiliates shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this SVP Plan, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact result in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control; provided, however, as of the effective date of the SVP Plan, Affiliates shall not include Business.com, Inc. (unless and until subsequently determined otherwise by the SVP Plan Administrator) or any other affiliate of the Employer from time to time excluded by the SVP Plan Administrator.
          4.5.4 Cause. “Cause” as used in this SVP Plan shall mean: (i) Employee’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by Executive for Good Reason, as hereinafter defined), (ii) any willful act or omission by Employee constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Employer, or (iii) Employee’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Employer conducts business which materially impairs the value of Employee’s services to the Employer. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Employee not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Employer.
          4.5.5 Good Reason. “Good Reason” as used in this SVP Plan shall mean without such Employee’s consent: (a) material diminution in (i) Employee’s then current title, but only if such diminution accompanies a diminution in Employee’s position, duties or responsibilities, or (ii) Employee’s then-current position, duties or responsibilities; or (b) the assignment to Employee of duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Employee’s then current position; or (c) material reduction in such Employee’s total compensation opportunity under any and all base salary, annual incentive, long term incentive, stock award and other compensatory plans and programs made available to Employee by Employer in connection with his or her employment, except for any such reduction that reasonably proportionately adversely impacts all other similarly situated Employees eligible for Severance Benefits under this SVP Plan . Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Employee has provided written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days following the occurrence of the condition giving rise to Good Reason, the Employer does not cure such condition within thirty (30) days following the receipt of such notice from Employee, and Employee resigns within 180 days following the initial existence of such condition. In addition, and notwithstanding the foregoing, the implementation of the restructuring of the Company and its subsidiaries pursuant to the terms of the Joint Plan of Reorganization for R. H. Donnelley Corporation and its Subsidiaries, dated October 21, 2009 (as the same may be amended from time to time, the “Plan”), filed by the Company and its subsidiaries with the United States Bankruptcy Court for the District of Delaware, Case No. 09-11833 (KG), and the terms of the Disclosure Statement thereunder, shall not alone constitute Good Reason as used in this SVP Plan.
          4.5.6 Employment Agreement. As used in this SVP Plan, Employment Agreement refers to a written agreement between an Employee and Employer that includes provisions related to severance or separation pay or benefits, is executed by both parties and approved by the Compensation and Benefits Committee of the Board of Directors of the Company.
5.	PAYMENT OF BENEFITS
     5.1. General. Payment of amounts due under the SVP Plan shall be made as follows: Cash Severance shall be paid in lump sum within thirty (30) calendar days after the Participant has executed and returned the General Release, provided that the Participant has not revoked such release, and any Pro Rata Bonus Payout shall be paid as provided in Section 4 above. All payments of Cash Severance and/or Pro Rata Bonus Payout shall be made no later than two and one-half (2 1/2) months following the end of the calendar year containing the Participant’s Termination Date. The COBRA Supplement shall be reimbursed by the Employer to the Employee within 30 days after Employee has paid the applicable COBRA premium. The Employer shall withhold from any Severance Benefits hereunder any federal and state income and payroll taxes as required by applicable law.
     5.2. Restrictions on Payment of Benefits to Comply with Code § 409A. Notwithstanding any other provisions of this SVP Plan to the contrary, if the SVP Plan Administrator determines in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder that (a) a Participant is a Key Employee of the Employer on his or her Termination Date and (b) following application of all applicable exceptions and exclusions under Section 409A, a delay in all or a portion of the Severance Benefits (“409A Delay Amount”) provided under this SVP Plan is necessary in order to comply with Code Section 409A(a)(2)(B), then any such 409A Delay Amount shall be delayed for a period of six (6) months following the Participant’s Termination Date (such delayed distribution period referred to herein as the “409A Delay Period”). In such event, any 409A Delay Amount that would otherwise be due and payable to the Participant during the 409A Delay Period shall be paid to the Participant in a lump sum amount within the first five calendar days of the month immediately following the end of the 409A Delay Period. For purposes of this Section 5.2, the term “Key Employee” shall mean an employee who, on the SVP Plan’s Identification Date, is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. For purposes of this Section 5.2, the term “Identification Date” shall mean each December 31st. If a Participant is identified as a Key Employee on an Identification Date, then the Participant shall be considered a Key Employee for purposes of this SVP Plan during the period beginning on the first April 1 following a particular Identification Date and ending on the following March 31.
     5.3. Death of Participant. If a Participant dies before Cash Severance and/or Pro Rata Bonus Payout has been paid in accordance with the SVP Plan, such amounts shall be paid to his or her estate. Any such payment will completely discharge the obligation of the Employer under the SVP Plan and shall be paid on the same basis that the payment would have been made to the Participant had he or she not died.
     5.4. Incapacity of Participant. If a Participant becomes physically or mentally incompetent before Cash Severance and/or Pro Rata Bonus Payout has been paid in accordance with the SVP Plan, the SVP Plan Administrator may make payment of Cash Severance and/or Pro Rata Bonus Payout in one or more of the following ways:
(a)	directly to such Participant;

(b)	to the Participant’s legal guardian; or

(c)	to the Participant’s spouse or to any person charged with his or her care or support.
     Any such payment will completely discharge the obligation of the Employer under the SVP Plan and shall be made on the same basis that the payment would have been made to the Participant had he or she not become physically or mentally incompetent.

     5.5. Impact of Re-Employment by Employer. If a Participant obtains employment with an Employer after the Termination Date but during the Regular Severance Period or the Change in Control Severance Period, as the case may be, then (a) all Severance Benefits (other than any Pro Rata Bonus Payout, which shall remain payable in accordance with Section 4.1 or 4.2 above, as the case may be) not yet paid or rendered shall immediately cease and (b) it shall be a precondition of such Participant’s re-employment by such Employer that the Participant shall repay a prorated portion of the Cash Severance paid under Section 4 in accordance with this Section 5.5.
          5.5.1 Calculation of Repayment. The Cash Severance amount required to be repaid (“Excess Cash Severance”) shall be equal to the difference between (a) the total Cash Severance paid under Section 4, and (b) the Cash Severance equal to the number of weeks of pay that the Participant was not employed by the Employer following the Termination Date up until the date of re-employment by the Employer (rounded down to the nearest whole week).
          5.5.2 Terms of Repayment. Prior to the Participant being placed on the Employer’s payroll, (a) the Excess Cash Severance must be repaid by the Participant to the Employer, and (b) the Participant shall acknowledge in writing that the repayment of the Excess Cash Severance shall not invalidate in any way or constitute a termination or waiver of his or her prior executed General Release of claims or result in inadequate consideration with respect to such General Release of claims.
          5.6. Deductions. Any amount payable to any Participant shall not be reduced by reason of the Participant’s securing other employment with an entity unrelated to or unaffiliated with the Employer.
6.	CLAIMS
     6.1. Procedure. Any questions concerning eligibility to participate in the SVP Plan and the payment of Severance Benefits under the SVP Plan should be directed to the SVP Plan Administrator. All claims for Severance Benefits under the SVP Plan must be submitted, in writing, to the SVP Plan Administrator within ninety (90) days following the Employer’s termination of the individual’s employment. If such a written claim for benefits under the SVP Plan is denied by the SVP Plan Administrator, in whole or in part, the individual submitting the claim (the “Claimant”) will receive a written explanation of the benefits denial within ninety (90) days. If a claim is denied, the written explanation will state:
(a)	the specific reasons why the claim has been denied;

(b)	exact references to the applicable SVP Plan provisions or other documents that deal with the claim and why it was denied;

(c)	a detailed description of any additional materials or information needed for the claim to be processed and an explanation of why the materials or information are needed; and

(d)	an explanation of the SVP Plan’s review procedure which includes information on how to appeal the denial and a statement regarding the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     6.2. Response and Appeal. If it is anticipated that it will take more than ninety (90) days to process a claim, the Claimant will be furnished a written notice of the need for an extension prior to the expiration of the original ninety (90) day period. Any such notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the SVP Plan Administrator expects to render its decision on the claim for benefits; provided, however, that any such extension shall not exceed ninety (90) days. If a response to a Claimant’s claim for benefits (or notice of an extension for such decision) is not received within ninety (90) days, the claim should be considered denied and the Claimant may appeal the denial in accordance with the appeal procedure provided in this Section.

     In the event of the denial of a claim in whole or in part, the Claimant (or Claimant’s duly authorized representative) has the right to file a written request for a review of the denial with the SVP Plan Administrator within ninety (90) days after the Claimant receives written notice of the denial. The SVP Plan Administrator will conduct a full and fair review of the claim for benefits. The Claimant’s written request appealing the denial of benefits should contain: (i) a statement of grounds on which the appeal is based, (ii) reference to the specific provisions in the SVP Plan on which the appeal is based, (iii) the reason or argument why the Claimant feels the claim should be granted and the evidence supporting each reason; and (iv) any other relevant documents or comments the individual wishes to submit to support the appeal. As part of the appeal process, a Claimant or the Claimant’s duly authorized representative may submit written comments, documents, records and other information related to the claim. The Claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information (all of which must not be privileged) relevant to the benefit claim.
     Upon receiving such an appeal, the SVP Plan Administrator will consider all comments, documents, records, and other information submitted by the Claimant or the Claimant’s duly authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The SVP Plan Administrator will normally deliver a written decision on an appeal within sixty (60) days after the receipt of the request for review or appeal unless special circumstances (such as the need to gather and review additional information) require an extension of time, up to an additional sixty (60) days, for processing the request. If such an extension is required, written notice of the extension shall be furnished to the Claimant within the initial 60-day period. The SVP Plan Administrator may require the Claimant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review. The SVP Plan Administrator shall give prompt notice to the Claimant of its decision on the appeal. If a decision on appeal is not received within the periods specified above, the Claimant should consider the claim and appeal denied.
     In the event that the SVP Plan Administrator confirms the denial of the claim for benefits on appeal, in whole or in part, such notice to the Claimant shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial, specific references to the SVP Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim, and a statement informing the Claimant of his or her right to bring a civil action under ERISA Section 502(a).
     No legal action for benefits under the SVP Plan shall be brought unless and until the Claimant: (i) has submitted a written claim for benefits in accordance with this Section; (ii) has been notified by the SVP Plan Administrator that the claim is denied; (iii) has filed a written request for a review or appeal of the denial of the claim in accordance with this Section; and (iv) has been notified in writing that the SVP Plan Administrator has affirmed the denial of the claim.
7.	BENEFITS OUTSIDE OF THE SVP PLAN
     The Employer reserves the right to, and may on a case-by-case basis where special circumstances so warrant, provide to an Employee or class of Employees outside the SVP Plan supplemental benefits or benefits of a similar nature (but not necessarily the same) when no Severance Benefits would have been payable under the terms of the SVP Plan. If either event occurs, it shall be deemed to be a single event and not a separate on-going plan or program, it shall not be a part of the SVP Plan, and it shall create no rights for any Employee other than an Employee covered by the terms of the specific action taken by the Employer.
8.	ASSIGNMENT OF BENEFITS
     Except as required by applicable law or as otherwise specifically allowed under the terms of this SVP Plan, none of the benefits under the SVP Plan shall in any manner be assigned, pledged,

hypothecated, anticipated, garnished, or in any way made subject to any lien, and any attempt to do so shall be void.
9.	AMENDMENT AND TERMINATION
     This document, which sets forth all of the provisions of the SVP Plan, shall supersede any and all prior oral or written negotiations, commitments, understandings and writings with respect to separation, severance or any other similar benefits for all SVPs who become eligible to receive benefits under the SVP Plan. The Company may modify, alter, amend or terminate this SVP Plan, in whole or in part, at any time and in any manner not prohibited by law; provided, however, that any such modifications, alterations, amendments or terminations that result in a reduction or termination of any benefits payable or otherwise made available under this SVP Plan shall in no event apply to any Employee who, immediately prior to any such subsequent modifications, alterations, amendments or terminations, is an SVP. Notwithstanding any provisions of this SVP Plan to the contrary, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this SVP Plan as may be advisable to endeavor to render the Severance Benefits provided under this SVP Plan in a manner which qualifies for an exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation, and explicitly disclaims any obligation to ensure that the Severance Benefits provided under this SVP Plan will be exempt from or comply with Section 409A of the Code.
10.	LEGAL CONSTRUCTION
     This SVP Plan is governed by and shall be construed in accordance with the Code and ERISA and, to the extent not preempted by ERISA, with the laws of the State of North Carolina.

SVP PLAN INFORMATION
This SVP Plan is an employee welfare benefit plan within the meaning of ERISA. The following SVP Plan Information is provided in accordance with ERISA:

Plan Name:	Dex One Corporation Severance Plan—Senior Vice President

Plan Sponsor:	Dex One Corporation
1001 Winstead Drive
Cary, NC 27513

Employer Identification Number (EIN):	13-2740040

Type of Welfare Plan:	Severance plan

Plan Funding:	The SVP Plan is unfunded and all benefits are paid from the general assets of the Employer.

Plan Administrator:	Employee Benefits Committee
Dex One Corporation
1001 Winstead Drive
Cary, NC 27513

Agent for Service of Legal Process:	SVP Plan Administrator
Dex One Corporation
1001 Winstead Drive
Cary, NC 27513

Plan Year:	January 1 through December 31

Plan Amendment or Termination:	Dex One Corporation, as SVP Plan Sponsor, reserves the right to amend or terminate the SVP Plan or any SVP Plan benefit at any time or for any reason without prior approval or notification of any party; provided, however, that any such amendment or termination that results in a reduction or termination of any benefits payable or otherwise made available under this SVP Plan shall in no event apply to any Employee who, immediately prior to any such amendment or termination, is employed as an SVP.

Participants’ Rights Under ERISA
Participants in the SVP Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information about SVP Plan and Benefits
•	Examine, without charge, at the SVP Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the SVP Plan, including a copy of the latest annual report (Form 5500 Series) filed by the SVP Plan, if applicable, with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).

•	Obtain, upon written request to the SVP Plan Administrator, copies of documents governing the operation of the SVP Plan, including copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description. The SVP Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for SVP Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the SVP Plan. The people who operate the SVP Plan, called “fiduciaries” of the SVP Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Employer or any other person, may fire or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.
Enforcement of Rights
If a claim for a welfare benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of the documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA there are steps a Participant in the SVP Plan may take to enforce the above rights. For instance, if a Participant requests materials from the SVP Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the SVP Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the SVP Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court. If it should happen that SVP Plan fiduciaries misuse the SVP Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person the Participant sued to pay these costs and fees. If a Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
Assistance with Questions
A Participant who has any questions about the SVP Plan should contact the SVP Plan Administrator. A Participant who has any questions about this statement or about rights under ERISA, or who needs assistance in obtaining documents from the SVP Plan Administrator, should contact:

•	the nearest office of the Employee Benefits Security Administration, listed in the telephone directory; or

•	the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
A Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

DEX ONE CORPORATION
SEVERANCE PLAN—SENIOR VICE PRESIDENT
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
(Effective as Amended October 14, 2010)
EXECUTION PAGE
     Dex One Corporation has caused this Plan Document and Summary Plan Description for the Dex One Corporation Severance Plan — Senior Vice President to be executed by its duly authorized officer this the 14th day of October, 2010.

DEX ONE CORPORATION By the Dex One Corporation Employee Benefits Committee
By:	/s/ Gretchen Zech
Authorized Officer

     Dex One Service, Inc. (“Dex One Service”) hereby elects to become a participating Employer in the Dex One Corporation Severance Plan — Senior Vice President (the “SVP Plan”), and hereby adopts the SVP Plan as set forth herein effective January 1, 2011. Dex One Service hereby agrees to be bound by all of the terms and provisions of the SVP Plan as amended from time to time. By executing this instrument, Dex One Service shall be deemed to have appointed Dex One Corporation, the Compensation and Benefits Committee of the Board of Directors of Dex One Corporation, and the Dex One Employee Benefits Committee as its agents to exercise on its behalf all of the power and authority conferred upon the Employer by the terms of the SVP Plan. Such appointment shall continue until Dex One Service, Inc. withdraws as a participating Employer in the SVP Plan.

DEX ONE SERVICE, INC.
By:	/s/ Mark Hianik
Authorized Officer